                                  EXHIBIT 99.1
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Contact:     Bob Orlando,                         R. Pierce Reid
             MathSoft Inc.                        Schwartz Communications
             617-577-1017  x 742                  617-431-0770

           MATHSOFT UPDATES EXPECTED FISCAL 1997 FOURTH QUARTER RESULTS

CAMBRIDGE, MA--April 3, 1997--MathSoft, Inc. (Nasdaq: MATH) today announced that it presently anticipates it will not return to profitability in the fiscal 1997 fourth quarter ending June 30, 1997, as previously estimated. This is primarily due to a delay in the release of the next major release of the company's flagship product, Mathcad. As a result of this delay the company expects to incur a substantial loss in the fiscal fourth quarter.

Founded in 1984, MathSoft is the leading provider of knowledge discovery software for students and technical professionals. It has more than one million users of its Mathcad, StudyWorks, S-PLUS and Axum software worldwide. Users include technical professionals worldwide at more than half the Fortune 1,000 companies and over 500 government installations, and students and faculty at over 2,000 colleges and universities. MathSoft product information can be obtained via the MathSoft Store located at http://www.mathsoft.com, by phone at 1-800-628-4223, by fax at 617-577-8829 or via mail at 101 Main Street,
Cambridge, MA 02142.

The MathSoft logo, StudyWorks, Collaboratory, Mathcad, S-PLUS and Axum are trademarks of MathSoft, Inc.

Information contained in this document which refers to MathSoft's future financial performance represents management's best estimate at the present time and actual results could differ materially from present estimates. Please refer to the cautionary statements appearing in MathSoft's Annual and Quarterly Reports filed with the Securities and Exchange Commission for a discussion of various factors that could cause MathSoft's actual results to differ materially from those discussed in the forward-looking statements.